TheRetirementSolution.com, Inc.
110 William Street, 22ND Floor
New York, New York, 10038
Tel: 212-227-2242 Fax: 212-227-6462

February 26th 2008

Dear Shareholders:

Your company is fulfilling its vision to become a fully integrated provider of financial information, financial education and financial services.

Although you may have initially invested in a business that provides on-line StockDiagnostics.com-powered proprietary model portfolios, today your investment is in a dynamic company that is poised for growth and, what we hope to be, significant shareholder value in the years to come.

We are fulfilling our vision to create a company that markets a diverse portfolio of financial products and services by directing our offerings to a target market that is comprised of a large base of entry level investors, active investors in the on-line brokerage sector and higher-end users of financial information, services and financial news.

In January 2008 we completed two acquisitions which create a company that is capable of becoming a major player in the financial information and financial education services space. TheRetirementsolution.com, Inc., (TRES), acquired Investment Tools & Training, LLC (ITT) and Razor Data, LLC (Razor). These acquisitions allow us to compete in the education arena and in the stock market tools and data distribution sector.

By virtue of the recent acquisitions, TRES now has a full suite of proprietary education products, a significant technology base and revenue generating operations that are growing.

The Company’s ITT Division currently has five channel marketing partners.  These channel partners invest their own marketing capital to promote and conduct live events that generate attendance in selected cities. Attendance can be of several hundred to several thousand people for a one day to three day event.  ITT does not invest its capital and bears no expense in the promotion of these events.

Event attendees are introduced to ITT’s investor education products as well as other companies’ offerings in the form of educational workshops on a variety of topics, which include stock market and real estate investing.  Each of the participating marketers like ITT is given an exclusive on their respective subject matter for each event.  For example, ITT would be the only provider of stock market educational programs at each event.  At the event ITT is given the opportunity to sell their education classes, subscription services and courseware.  Attendees who purchase introductory education classes subsequently attend a two or three day investment education class (“fulfillment”) in the following week. At the fulfillment, attendees are offered additional education products and services.

The channel partner or the event organizer takes a percentage of all gross revenue at the fulfillment. Since the acquisition of ITT on January 15, 2008, ITT has participated in five events that have been held by two of its five channel partners.  The gross revenue for the five events has totaled approximately $400,000 to date. Average gross revenue per event varies by city depending on the size of the attendee group. The average revenue per attendee at a fulfillment events is usually in the range of $3000 per primary (since you are allowed to bring a partner to the fulfillment event) attendee which represents further purchases of advanced courses and investor services.

We anticipate that the company will participate in more than thirty (30) marketing events that will be held by its channel partners over the next four months. The company is also scheduled to start up its direct marketing under our company’s brand name in March/08 for investor education products and services and is planning to market and conduct up to twenty (20) events in the second quarter.

I believe that the business environment for financial information, education and services is in a phase of strong growth and expansion. Key business dynamics favor continued growth, principally driven by societal trends (as evidenced in social security future benefits risk, elimination of company pension plans, baby boomer retirement) which point to a growing public awareness and need for investor education to manage investments and retirement assets. In addition, efficient access to financial information and tools is a reality today due to advancements in information technology and lower costs of acquiring the necessary tools. As well the Financial Industry is restructuring and consolidating where big players seek growth by marketing directly to consumers, thus creating investment activity which further drives educational needs which the big players don’t provide. And importantly, Exchanges are forging International relationships, the language of Global Finance is English, the world loves the US markets, and the investing clock never stops.

The financial information, education and services sector has been strong in recent years with companies in these businesses seeing significant valuation increases. We believe this success has been driven primarily by the maturity of the Internet. Now, more than ever before, individuals have the ability to “be in charge of their own financial destinies” as societal trends such as the aging of the population and concern over retirement financial needs create this new growth industry. For example, according to a 2005 survey by the Investment Company Institute and Securities Industry Association, the number of US households that own stocks - either directly or through mutual funds or retirement plans - has increased to approximately 57 million households, compared to 40 million in 1995 when the Internet began to attract individual investors. In the same survey, it points out that in 1983 only 16 million US households owned stocks through direct ownership, mutual funds or retirement plans.

 TRES serves a market that is growing rapidly.

The demand for financial information is explosive, as evidenced by renewed popularity of CNBC and the introduction of Fox Business Channel. Furthermore, one needs only look at the success of news providers such as TheStreet.com and other financial information sites and blogs, as well as the concerns among traditional print media of the movement to the Internet for information to see that this is the information growth area for the future. TRES’ products meet that market demand.

During this past year I joined the company, and along with the board of directors, recognized our opportunity. As some of you may know, I was the CEO of EduTrades, which is the second largest stock market education company in the U.S. While there, we were able to grow that business from $2 million to $120 million from 2002 to 2006 and I believe we have the same -- possibly even better -- potential to effect similar growth at theretirementsolution.com. I’m excited about our prospects as we have a talented, experienced and committed management team. TRES has the people to propel us forward.

Our businesses

Until recently, your company consisted of theretirementsolutions.com, a proprietary set of portfolios which our customers can mirror, based on fundamental and technical analysis. The combination of fundamental analysis coupled with StockDiagnostics.com quantitative analysis driven by Operational Cash flow per Share (OPS) diagnostics charts and stock recommendations as well as other proprietary algorithms and metrics, enabled us to achieve an excellent record of performance since the portfolio inceptions in June 2005. Our ready-made portfolios are supported by back tested algorithms that are used to make automated buy, sell and hold recommendations and are managed and monitored daily. I’m proud to report that in a difficult market environment, our portfolios are consistently out-performing the S & P 500 and Russell 2000 indices. Our subscribers can also use the proprietary Operational Cash Flow diagnostics tools to choose stocks for their own custom portfolios based on “healthy” public Companies that consistently generate stronger Operational Cash Flow per Share (OPS) than Earnings per Share (EPS).

During 2007 our Portfolio marketing strategy shifted to a direct on-line model. After restructuring the TRES web site at (www.theretirementsolution.com) the company began enlisting subscribers under the new strategy in the last part of 2007. And now that TRES has the combined resources of the two newly acquired companies, a cross channel and alliance marketing program is being initiated to address potential clients in the extensive data bases now available to TRES.

In addition, TRES’ direct marketing is being implemented through a marketing contract with “Extreme Excellence as a non-exclusive marketing agent to sell the Portfolio subscriptions. Extreme Excellence has a six-year track record of success in marketing consumer-based products to potential clients in North America. They have committed significant funding to this project and plan to bring TRES’ portfolios to potential subscribers through a series of regional and specialized seminars, client referral programs, a banner advertising campaign on popular websites, and alliance marketing to selected large databases that are already available to them as a result of their other marketing programs.” Extreme Excellence is also developing a nationwide network of distributors who can enlist and service new subscribers to the TRES Portfolios.

An alliance with Foliofn, Inc, a unique on-line brokerage system, allows subscribers to self-manage their TRES highly diversified Portfolios for a low fixed cost with automated updates as recommended changes in the model Portfolios are suggested. See www.foliofn.com/tri.

While our basic business continues to grow, management believes significant shareholder value can be created through an expansion of our product offerings in all areas of financial information, financial education, services and news.

As noted above, I’m pleased to report that we have completed the acquisitions of two companies central to achieving this goal: Investment Tools & Training, LLC and Razor Data, LLC.

Investment Tools & Training (ITT), our second business, www.investview.com, brings highly experienced management to the company and on-line investor education and distribution systems as well as traditional distribution of financial education through partners. Your company benefits by this experienced management team’s expertise immediately, assuring a deep bench of talent with successful multi-year track records in the industry.

Investment Tools and Training enables us to enter the investor education arena in a very big way. Through this division we provide specific courses - both online and in a traditional seminar setting - that focus on topics including:

•	investing essentials
•	advanced technical analysis
•	elite trading
•	options trading
•	foreign currency markets

The courses are taught through live trading symposiums throughout the country; webinars allowing students to learn from their own homes; recorded webisodes where students can learn at their own paces; and trading rooms where expert instructors assist students in analyzing the financial markets.

The Razor Data division, our third business, www.razordata.com, has been in operation for more than five years and in 2007 generated revenue of approximately five million dollars and is very profitable. Razor provides a robust technology platform without the need to invest capital to execute our business strategy. The experienced technology and operations management team at Razor Data, as well as its highly capable development team have built a growing subscriber base and is a low cost provider that has been profitable in each of its five years since inception. Razor Data aggregates and distributes data from more than 18 different providers into a “one stop shop” for client users to get their stock market tools and data. In any given month, this data is provided to thousands of users through web and desktop clients. The data includes searches, company valuations, technical analysis, fundamental analysis, analyst recommendations, real-time streaming news, real-time streaming quotes, more than 20 years of historical data, insider activity, industries and sectors, exclusive newsletters, proprietary streaming data replay and institutional ownership. The actual framework on which all of this user information runs allows for seamless distribution of high bandwidth applications such as audio and video recordings provided through e-content education modules. In addition to its active user base, Razor Data has a large database for next level marketing purposes.

Our fourth business segment is ITT’s InvestView, www.investview.com, a recurring revenue business for continuing investor services via subscriptions based offerings. InvestView is our suite of market analytics providing an in depth look at every aspect of the market - from stocks to futures, from fundamentals to technicals. InvestView is available either as a web-based or installed application and its tools are simple to use, yet offer a comprehensive look at the internal working of the market. We plan to offer expansion modules to enable our students to apply the concepts and strategies taught in the investor training courses to real market situations. The more a student learns, the more the software expands to provide advanced tools, resources, scans, trading systems, training and strategies. As you can see, from this solid base of product offerings, each is individually strong, yet very powerful when combined and your company can achieve significant growth in revenue and profitability in the years ahead.

We are not stopping here however. We are working to enrich and develop theretirementsolution.com with broker dealer alliances, more extensive portfolio offerings, portfolio management services and international expansion.

American Capital has been retained by the company as investment banker and financial advisor. ACP has deep expertise in this sector and it provides ongoing financing as well as institutional and retail support. ACP has eight offices in the New York Tri-State and over 110 retail/institutional reps. ACP is a sell-side boutique that in addition to institutional and retail brokerage and trading services, also provides high-quality independent research and investment banking services.  ACP has a long history of working with small and micro cap companies and their investment philosophy is synergistic with many of their institutional clients.  They are opportunistic and utilize a bottom-up fundamental investment strategy to find under-followed and under-valued companies, which they believe will be well received by their broad institutional clientele as well as retail sales force.

I believe TRES has the right product mix for a growing market base, with management that is both visionary and experienced in seeing and then implementing the strategies to drive that growth. I believe that 2008 will be a very exciting year for our company and I look forward to your continued support.

Sincerely,

/s/ Nicholas S. Maturo
Chairman and CEO